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TERRITORIAL BANCORP INC.
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Management Say on Pay
2012 Annual Stockholders Meeting

At the 2012 Annual Meeting of Stockholders of Territorial Bancorp Inc. (NASDAQ: TBNK) scheduled for May 23, 2012, you will be asked to cast a non-binding advisory vote to approve the compensation of Territorial’s named executive officers (the “Say-On-Pay Vote”).  This vote is Proposal 3 in the proxy statement and proxy card relating to the 2012 Annual Meeting.  This letter is a supplement to the disclosures concerning the Say-On-Pay Vote contained in Proposal 3.

Territorial’s Board of Directors (the “Board”) recommends that you vote FOR Proposal 3.

The Board’s recommendation that you vote FOR the Say-On-Pay Vote is in agreement with the analysis performed by Glass, Lewis & Co., LLC., an independent proxy advisor, which recommended a vote FOR the Territorial Say-On-Pay Vote and the analysis of Egan-Jones Proxy Services, an independent proxy advisor, which also recommended a vote FOR  the Territorial Say-On-Pay Vote .  However, ISS Proxy Advisory Services (“ISS”) has recommended a vote against the compensation of Territorial’s named executive officers.  The Board does not agree with the ISS analysis and believes it fails to address (1) Territorial’s performance since becoming a public company in 2009; (2) Territorial’s performance relative to the banking industry as a whole; and, (3) Territorial’s own peer group and the dissimilar peer group selected by ISS.

Specifically, the Board believes that the ISS analysis does not warrant a vote against the Say-On-Pay proposal for the following reasons:

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Total Shareholder Return: A Territorial shareholder who invested $10 received a 103.5% total return from July 10, 2009 through December 31, 2011.  This shareholder return is in the 98th percentile of ISS’ own peer group; however, it is not taken into account in the ISS analysis.

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Profitability: Territorial’s return on assets (ROA) over a 1-year and 3-year average basis was 0.85% and 0.76%, respectively.  This is in the 93rd and 92nd percentile of ISS’ peer group.  However, it is not taken into account in the ISS analysis.

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Credit Quality:  A bank’s number one challenge during the recent economic crisis has been to manage credit risk and asset quality.  Mismanagement of these risks has led to banks requiring material recapitalizations or assistance through government sponsored programs such as TARP, merging to offset credit costs, or failing and being taken over by the FDIC.   One common measurement of credit management is the ratio of non-performing assets to total assets (“NPA Ratio”).  Territorial had a NPA Ratio of 0.37% and 0.28% on a 1- and 3-year average basis, respectively.  By either measurement, Territorial had the best NPA Ratio of any financial institution in the ISS peer group.  However, ISS does not factor this into their analysis.

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Capitalization: Another important ratio for banks is their level of capital.  How much capital do they have to protect against unforeseen circumstances?  One measure of this is tangible equity as a ratio to tangible assets.  During the past three years, Territorial averaged 15.15% of tangible equity to tangible assets.  This is in the 80th percentile of ISS’ peer group.  However, it is not taken into account in ISS’ analysis.

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Management Say on Pay
2012 Annual Stockholders Meeting

The Board believes that given the environment we are facing today, evaluating the performance of any banking institution should not only be based upon profitability but  should also consider the management of credit quality and the institution’s capital strength.  These factors all culminate in positive long-term shareholder returns.  Measuring the results of our management team against these factors and metrics, we believe you should vote FOR the Say-On-Pay vote in Proposal 3.

The Board also believes that in assessing how you will vote, you should also consider:

How Territorial Uses and Constructs its Peer Group:    The Compensation Committee of the Board with its independent compensation advisor selects what it believes is an appropriate peer group of 21 institutions that range from $1 to $5 billion in assets.  This peer group is based on Territorial’s business model through loan concentration, location and then asset size.   This contrasts with ISS’ process of choosing a random group of 24 institutions based solely upon asset size among a group of approximately 220 publicly traded banks from $1 to $5 billion in assets that file compensation information.

In addition, for purposes of reviewing and setting pay (i.e., benchmarking), Territorial uses this $1 to $5 billion peer group and contrary to statements made in the ISS report, does not utilize a peer group with assets of $12 to $31 billion to determine compensation.  That secondary peer group is solely used to review plan designs and bank performance.  Accordingly, our CEO’s compensation is not based upon a peer group with assets of $12 to $31 billion.

The Appropriate CEO Multiple of Median Measurement:  In looking to Territorial’s compensation peer group, our CEO has a multiple of median of 2.46.  This contrasts to ISS’ CEO multiple of median of 4.48 measured against the ISS peer group.   As our peer group is more consistent with Territorial’s own business model, location and performance, we believe the 2.46 multiple is more appropriate.  This would only score a “medium concern” under ISS’ own analysis.